                                                                    EXHIBIT 10.4

                              EMPLOYMENT AGREEMENT

      THIS AGREEMENT made as of the date last written below by and between Genencor International, Inc. ("GCOR"), a Delaware Corporation with a principal office at ____________________ and _______________ ("Employee"), residing at
____________________.

      WHEREAS, GCOR desires to employ the Employee and the Employee desires to work for GCOR, and GCOR and the Employee desire to define the terms and conditions under which GCOR will employ the Employee.

      NOW, THEREFORE, the parties hereby covenant and agree as follows:

      1. GCOR hereby employs the Employee as ____________________ to perform such duties consistent with his title and position as may be determined and assigned to him by the Chief Executive Officer or Board of Directors of GCOR.

      2. The Employee agrees to devote substantially all of his professional employment time and effort to the performance of his duties as______________ for GCOR and to perform such other duties consistent with his title and position as are reasonably assigned him from time to time by the Chief Executive Officer or Board of Directors of GCOR.

      3. Unless terminated earlier by GCOR or the Employee in writing, as hereinafter specifically provided, the term of this Agreement shall be one (1) year from the last date written below and will be automatically renewed for incremental one-year periods thereafter. A review of the Employee's total compensation based on GCOR's assessment of the Employee's contributions to GCOR's performance will be conducted at least each year following submission of GCOR's audited financial results to the Board of Directors of GCOR.

      4. For all the services to be rendered by the Employee in any capacity hereunder, including services as an officer, director, member of any committee or any other duties assigned him by the Chief Executive Officer or the Board of Directors of GCOR, GCOR agrees to pay the Employee a salary of $__________ per annum, payable in accordance with the customary payroll payment practices of GCOR. The foregoing annual compensation amount may be, from time to time, increased by action of the Board or appropriate Committee of such Board. Such action with respect to annual compensation shall constitute an amendment to this Agreement. It is understood and agreed that the granting of a cash bonus for performance in any given year shall not constitute an amendment to this Agreement. The Employee also shall participate fully in all insurance, pension, retirement, deferred compensation, stock and stock option, stock purchase or similar compensation and benefit plans and programs pursuant to the terms of such plans or programs. The Employee shall be entitled to participate in GCOR's variable pay plan pursuant to the terms of such Plan. The Employee shall be entitled to one cash payment annually for the costs of a physical examination that are not covered by health insurance benefits (plus an additional annual cash payment for any taxes payable on the cash payment for such physical examination). The Employee shall be entitled to one cash payment annually of up to $5,000 to cover the out of pocket expenses incurred by the Employee for financial planning and state and federal income tax return preparation by an independent certified public accountant of the Employee's choice (plus an additional cash payment for any taxes payable on such cash payment for tax return preparation). Finally, the Company shall maintain for the Employee's benefit a fully-paid whole life insurance policy with a stated death benefit of $300,000.

      5. GCOR and the Employee hereby agree that nothing contained herein is intended to or shall be deemed to affect any of the Employee's rights as a participant under any retirement, stock option, stock purchase, pension, insurance, profit-sharing, bonus or similar plans of GCOR now or hereafter declared to be in effect. GCOR recognizes that the Employee is induced to execute this Agreement and to accept compensation at the rate set forth herein in part because he expects to be a participant under such plans as are, from time to time, in effect for the Company's executives and/or employees in general.

      6. The Employee agrees to execute and be bound by an Employee Confidentiality, Non-Disclosure, Non-Competition Agreement in the form attached hereto as Exhibit A; the Invention Disclosure/Assignment Agreement attached as Exhibit B; and Form of Confidentiality Agreement attached as Exhibit C; and whether employed by GCOR or not, agrees to execute Exhibit C at any time at the direction of the Chief Executive Officer or the Board of Directors of GCOR in order to avoid disclosure of confidential information [as defined in Exhibit A, paragraph (1)] as this Exhibit is needed at a future date. The terms of each Exhibit are hereby incorporated by reference and made a part hereof.

      7. This Agreement may be terminated by GCOR before the expiration of the term provided for herein if, during the term of this Agreement, the Employee
(a) materially violates the provisions of Exhibits A and/or B as executed (exhibits incorporated by reference herein); (b) refuses to execute Exhibit C as subsequently directed, (exhibit incorporated by reference herein);

(c) is convicted in a court of law of a felony or any crime involving misuse or misappropriation of money or other property of GCOR; (d) exhibits repeated willful or wanton failure or refusal to perform his duties in furtherance of GCOR's business interest or in accordance with this Agreement which failure or refusal is not remedied by the Employee within thirty (30) days after notice from the Company; (e) commits an intentional tort against GCOR; (f) commits any flagrant act of dishonesty or disloyalty or any act involving gross moral turpitude which materially adversely affects the business of GCOR; or (g) exhibits immoderate use of alcohol or drugs which, in the opinion of an independent physician, impairs the Employee's ability to perform his duties hereunder (all of the foregoing clauses (a) through (g) constituting reasons for termination "for Cause") provided that unsatisfactory business performance of GCOR, or mere inefficiency, or good faith errors in judgment or discretion by the Employee shall not constitute grounds for termination for Cause hereunder. In the event of such termination for Cause, GCOR may on ten (10) days' notice then terminate his employment and, in that event, GCOR shall be obligated only to pay the Employee the compensation due him up to the date of termination, all accrued, vested or earned benefits under any applicable benefit plan and any other compensation to which the Employee is entitled under this Agreement up to and ending on the date of the Employee's termination.

            The benefits and compensation outlined in this paragraph 7 are likewise the only compensation and benefits that the Employee will receive in the event of a resignation by the Employee which is NOT a Resignation for Good Reason (as defined herein). If such an event occurs prior to a change in GCOR's ownership or control in which more than fifty (50) percent of GCOR's outstanding shares of common stock are acquired in one or more transaction(s) by an unaffiliated third party, the Employee agrees to give GCOR at least four (4) weeks prior notice and in exchange GCOR agrees to pay the Employee for this period.

      8. If the Employee is terminated without Cause by GCOR at any time prior to the end of the term of the Agreement or if the Agreement is not automatically renewed (including but not limited to a termination or a lapse of the Agreement by GCOR due to a change in the ownership or control of GCOR, such as may occur through divestiture, merger, acquisitions, consolidation or takeover, or due to the unilateral capricious action of the Board); or if the Employee resigns due to: (A) a substantial reduction in the Employee's duties, status, title or reporting structure resulting in actual or constructive removal from the position held by the Employee on the effective date of this Agreement;
(B) a relocation of the Employee's assigned office more than thirty-five (35) miles from its then-current location; (C) any decrease in the Employee's base salary or a material decrease in GCOR benefits in the aggregate; (D) a failure by any successor-in-interest to assume GCOR's obligations under this Agreement, including the obligation to automatically renew this Agreement; or (E) a material breach of this Agreement by GCOR (a resignation for any one or more of these reasons to be referred to herein as a "Resignation for Good Reason"); or if there is a substantial change in the financial conditions of GCOR as evidenced by GCOR filing a petition for reorganization under any bankruptcy, insolvency, reorganization or similar law or making an assignment for the benefit of creditors; then the Employee shall receive Termination Compensation, including (a) the then current salary paid the Employee payable for eighteen (18) months, unless the Employee becomes employed by a competitor or engages in conduct inimical to GCOR as referred to in Exhibit A during that period lasting up to eighteen (18) months; (b) if executives at a level similar to the level of the Employee are paid bonuses under GCOR's variable pay plan for the year of the Employee's termination, a cash bonus shall be paid to the Employee at 100 percent of the Employee's target variable pay plan bonus for the year of termination, unless the Employee becomes employed by a competitor or engages in conduct inimical to GCOR as referred to in Exhibit A during that period lasting up to eighteen (18) months; (c) continuation of all company-paid medical, dental and vision benefits or additional compensation sufficient for the Employee to acquire equivalent benefits for the same period; and (d) customary executive outplacement services or transitional counseling limited to $18,000. Further, in the event (i) the Employee is terminated without Cause, or his employment ends due to a Resignation for Good Reason, or the Agreement is not automatically renewed, and (ii) any of the foregoing events follows a change in GCOR's ownership or control in which more than fifty (50) percent of GCOR's outstanding shares of common stock are acquired in one or more transaction(s) by an unaffiliated third party, in that instance only and in lieu of the foregoing Termination Compensation, the Employee shall receive Enhanced Termination Compensation, including (e) cash compensation for thirty (30) months equal to the sum of his or her then current annual salary rate plus a cash bonus at 100 percent of the Employee's target variable pay plan bonus per annum for thirty (30) months; (f) continuation of all company-paid medical, vision and dental benefits or additional compensation sufficient for the Employee to acquire equivalent benefits for the same period; (g) the monetary equivalent of the crediting of an additional five (5) years of service to GCOR pension and immediate eligibility for retiree medical plans for purposes of determining benefits payable under these plans; (h) a cash payment of $18,000 for customary executive outplacement services or transitional counseling (plus an additional cash payment for any taxes payable on the cash payment for services or counseling); (i) a cash payment for the costs of an annual physical examination in the year of termination and for two additional years thereafter which are not covered by health care insurance benefits (plus an additional cash payment for any taxes payable on the cash payment for physical examinations); (j) the Employee's fully-paid whole life insurance policy with a stated death benefit of $300,000 (plus a cash payment in an amount sufficient to defray all federal and state income and payroll tax on any imputed income from this Subsection (j) and the cash payment); (k) a cash payment intended to cover the out of pocket expenses incurred by the Employee annually for state and federal income tax return preparation by an independent certified public accountant of the Employee's choice for the year of termination and two additional years (plus an additional cash payment for any taxes payable on such cash payment for tax return preparation); (l) GCOR's annual contribution to the Employee's 401K Plan for the year in which the termination occurs (regardless of when the termination occurs during this year); and (m) a full one (1) year's credit towards the Employee's benefits under the GCOR Income Replacement Plan (regardless of when the termination occurs during this year). In addition, in connection with a change in GCOR's ownership or control in which more than fifty
(50) percent of GCOR's outstanding shares of common stock are acquired in one or more transaction(s) by an unaffiliated third party, the Employee may be eligible for a discretionary bonus as determined by the Board of Directors (or the compensation committee of the Board of Directors) of GCOR or an officer of GCOR designated by the Board of Directors (or designated by the compensation committee of the Board of Directors) of GCOR.

            Notwithstanding the foregoing, GCOR shall be entitled by providing written notice to the Employee, to terminate his employment under this Agreement if the Employee shall become permanently disabled such that he is unable to carry out his duties hereunder for four (4) consecutive calendar months or for a period aggregating one hundred twenty (120) days in any period of twelve (12) consecutive calendar months. If the Employee is approved to receive benefits under GCOR's Long-Term Disability Plan, then GCOR will pay the Employee additional compensation so that the total equals the Termination Compensation or the Enhanced Termination Compensation, whichever is applicable, set forth in this paragraph 8. If the Employee is not approved to receive benefits under such Plan, then he will upon termination of his employment for permanent disability be entitled to receive the full Termination Compensation or Enhanced Termination Compensation. Any delay or forbearance by GCOR in exercising any such right to terminate this Agreement shall not constitute a waiver thereof.

            Should the Employee die during the time he or she is receiving the severance payments set forth in Subsections (a), (b) or (e) above in this
Section 8, these payments shall be paid to the Employee's surviving designated beneficiary, or, if none, to his or her estate.

            All Termination Compensation, if any, shall be payable in accordance with the customary payroll practices of GCOR unless GCOR and the Employee agree that GCOR shall make one lump-sum payment at a time and in an amount agreeable to both. All Enhanced Termination Compensation described in Subsections (e),
(g), (h), (i), (j) and (k) above in this Section 8, if any, shall be payable in one lump-sum payment within thirty (30) days of the Employee's termination date, unless GCOR and the Employee agree that GCOR shall make the payment in accordance with the customary payroll practices of GCOR or in some other manner; the Enhanced Termination Compensation described in Subsection (l) above in this
Section 8, if any, shall be paid on or before the date GCOR contributes to the 401K plans of its then-existing employees; and all other components of the Enhanced Termination Compensation shall continue over thirty (30) months. The Employee's entitlement to such payments as provided herein shall be in addition to any rights the Employee may have to payments or participation under any retirement, stock option, stock purchase, pension, insurance, profit-sharing, bonus or similar plans applicable to the Employee or employees in general, as defined in the appropriate Plan Documents. In addition, if GCOR provides notice that this Agreement is terminated, GCOR shall have no additional obligations hereunder, other than to pay to the Employee (a) any unpaid amount of accrued salary (as defined in paragraph 4 on page 2 herein); (b) any unpaid amount of accrued vacation pay in accordance with GCOR policy; (c) a pro rata amount of any vested incentive compensation that shall be awarded the Employee pursuant to GCOR policy; and (d) other obligations which may be owed the Employee under a specific provision of this Agreement.

            9. The acceleration or payment of the Termination Compensation or the Enhanced Termination Compensation pursuant to paragraph 8 either alone or when combined with other benefits or payments to be provided to the Employee (including, without limitation, pursuant to the 2002 Omnibus Incentive Plan (the "OMNI Plan")) could, in certain circumstances, subject the Employee to the excise tax provided under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"). If Section 4999 of the Code applies to the payment of the Termination Compensation or the Enhanced Termination Compensation, the following provisions shall apply:

      (a) Anything in this Agreement to the contrary notwithstanding, in the event of a 280G Change in Control, as defined below, GCOR shall reasonably determine whether at any time for any reason any payment or distribution or any acceleration of vesting of any benefit or award (a "Payment") by GCOR or any other person or entity to or for the benefit of the Employee would result in a "parachute payment" (within the meaning of Section 280G(b)(2) of the Code) whether paid or payable or distributed or distributable (or accelerated or subject to acceleration) pursuant to the terms of this Agreement or otherwise in connection with or arising out of the Employee's employment with GCOR which would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Employee with respect to such excise tax (such excise tax, together with any such interest and penalties thereon, are hereinafter collectively referred to as the "Excise Tax"). Within thirty (30) days after each Payment, GCOR shall pay and the Employee shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Employee of all taxes (including, without limitation, any income or employment taxes and the Excise Tax) imposed upon the Gross-Up Payment and any interest or penalties imposed with respect to such taxes, the Employee retains an amount of the Gross-Up Payment equal to the sum of: (i) the Excise Tax imposed upon the Payments; and (ii) the product of any individual income tax deductions disallowed to the Employee because of the inclusion of the Gross-Up Payment in the Employee's adjusted gross income and the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made. For purposes of determining the amount of the Gross-Up Payment, the Employee shall be deemed: (x) to be subject to federal income taxes at the highest marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made; (y) to be subject to applicable state and local income taxes at the highest rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes; and (z) to have otherwise allowable deductions for federal income tax purposes at least equal to those which would be disallowed because of the inclusion of the Gross-Up Payment in the Employee's adjusted gross income.

      (b) In the event of a dispute between GCOR and the Employee as to whether the provisions of paragraph 9(a) apply or how such provisions are to be applied, such determination shall be made by a nationally recognized firm of independent accountants (the "Accounting Firm") or a law firm (the "Law Firm"), jointly selected by GCOR and the Employee, whose determination shall be conclusive and binding on all parties for purposes of paying the Gross-Up Payment. The fees and expenses of such accountants or counsel shall be borne by GCOR. If the Accounting Firm or Law Firm determines that the Excise Tax that might be payable by the Employee is less than the amount of the Excise Tax the Employee believes might be payable by the Employee, the Accounting Firm or Law Firm shall furnish the Employee with a written opinion that the Employee will not be required to report any Excise Tax on the Employee's federal income tax return in excess of the amount determined by the Accounting Firm or Law Firm.

      (c) Once a Gross-Up Payment has been received by the Employee, the Employee shall not be obligated to return to GCOR any portion of the Gross-Up Payment so received in the event it is subsequently determined that the amount of the Gross-Up Payment received was in excess of the amount GCOR should have paid.

      (d) GCOR and the Employee agree that for the purposes of Section 17.7 of the OMNI Plan, if the Employee is entitled to a Gross-Up Payment with respect to an Award granted pursuant to the OMNI Plan, the Employee shall be deemed to have determined that Full Vesting of the Award, as defined in Section 17.7 of the OMNI Plan, results in the maximum after-tax proceeds for the Employee.

      (e) For the purposes of this paragraph 9, a "280G Change in Control" shall be deemed to have occurred if: (i) there is a "change in the ownership" of GCOR,
(ii) there is a "change in the effective control" of GCOR, or (iii) there is a "change in the ownership of a substantial portion of the assets" of GCOR, as defined in Q/A-27, Q/A-28, or Q/A-29, respectively, of Treas. Reg. Section 1.280G-1.

      10. This Agreement shall be construed and performed in accordance to the laws of the State of ________.

      11. All notices provided for or permitted to be given pursuant to this Agreement must be in writing. All notices shall be personally delivered or sent by registered or certified mail to GCOR or the Employee at the address set forth above or to such other address as GCOR or the Employee may notify the other in accordance with the provisions of this section, or the last known permanent residence. Any such notice so sent by mail shall be deemed made or given upon mailing.

      12. This Agreement contains the sole and entire agreement of the parties and supersedes all prior agreements and understandings between the Employee and GCOR and cannot be modified or changed by any oral or verbal promise or statement by whomsoever made; nor shall any written modification of it be binding upon GCOR until such written modification shall have been approved in writing by the Company.

      13. In the event any term or condition contained in this Agreement should be breached by any party and thereafter waived or consented to by the other party, such waiver or consent shall be limited to the particular breach so waived or consented to and shall not be deemed to waive or consent to any other breach occurring prior or subsequent to the breach so waived or consented to.

      14. If any provisions of this Agreement or the application thereof to any person or circumstances shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the extent permitted by law.

      15. The provisions hereof, including without limitation those incorporated herein pursuant to Section 6, which are to be performed or observed after the termination of this Agreement, and the representations, covenants and agreements of the parties contained herein with respect thereto shall survive the termination of this Agreement and be effective according to their terms.

      16. All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by and against the parties to this Agreement and the respective heirs, executors, and successors in interest; provided, however, that the duties of the Employee hereunder are personal in nature and may not be delegated without a written consent of the Company.

      17. This Agreement, including its existence and the terms thereof, is considered confidential business information by GCOR and the Employee agrees for the period of his employment hereunder and for twenty-four (24) months thereafter not to disclose same to any other person or entity. The foregoing confidentiality restriction shall be subject to the same exceptions as are set forth in Exhibit A, section 1.

      18. This Agreement, and the rights and benefits contained herein, may not be assigned by either party hereto.

      19. The masculine pronoun, wherever used herein, shall be construed to include the feminine and the neuter, where appropriate. The singular form, wherever used herein, shall be construed to include the plural, where appropriate.

      20.   The Employee shall be based in _______________.

      IN WITNESS WHEREOF, GCOR has caused this Agreement to be executed by its Chairman and Chief Executive Officer, and the Employee has hereunto set his hand as of the day and year last written below.

                            GENENCOR INTERNATIONAL, INC.

                            By: ____________________________
                                   Jean-Jacques Bienaime,
                                     Chairman and CEO

                            By: ____________________________
                                   ___________, Employee

                            Date: __________________________

                                    EXHIBIT A

                     OFFICER CONFIDENTIALITY, NON-DISCLOSURE
                          AND NON-COMPETITION AGREEMENT

      THIS AGREEMENT is made as of the date last written below by and between Genencor International, Inc. ("GCOR"), a Delaware Corporation having a principal office at ____________________ and __________ ("Employee"), residing at
____________________.

      WHEREAS, the Employee is an employee of GCOR who, during the course of such employment, will be working upon and have access to certain confidential information, processes, technical data, trade secrets, know-how and other business information of a confidential nature belonging to GCOR; and

      WHEREAS, GCOR and the Employee wish to enter into certain covenants to preserve and foster their respective business interests and, in certain respects, their future cooperation with their fellow employees; and

      WHEREAS, employees similarly situated as the Employee are separately covenanting and agreeing not to compete with GCOR should they leave the employment of GCOR under certain defined circumstances; and

      NOW, THEREFORE, in consideration of the foregoing premises and the covenants herein contained, and in consideration of GCOR's employment of the Employee for such period or periods as may from time to time be mutually agreed upon, and of the wages or salary paid or agreed to be paid to the Employee, and other good and valuable consideration, the adequacy of which is hereby acknowledged, the parties hereto agree as follows:

      1. Confidentiality and Non-Disclosure. The Employee agrees and covenants that he will not, at any time during his employment by GCOR and for a period of five (5) years after his employment without the prior written authorization of GCOR, disclose to any unauthorized person any formulas, methods, compositions, trade secrets, secret processes, technical data, confidential business information or other know-how or matters of a secret, proprietary or confidential nature relating to GCOR or its business which the Employee gained access to or knowledge of during or by reason of his employment with GCOR. The foregoing obligations regarding non-disclosure shall not apply to information which: (a) was in the Employee's possession before receipt from GCOR; or (b) is or becomes a matter of public knowledge through no fault of the Employee; (c) is disclosed by GCOR to a third party without duty of confidentiality on the third party; or (d) is disclosed under operation of law, if possible in conformity with Exhibit C.

      2.    Non-competition.

            A. In the event of the Employee's voluntary withdrawal from GCOR's employment (which is not a Resignation for Good Reason) prior to a change in GCOR's ownership or control in which more than fifty (50) percent of GCOR's outstanding shares of common stock are acquired in one or more transaction(s) by an unaffiliated third party or GCOR's discharge of the Employee for Cause as defined in paragraph 7 of the Employment Agreement to which this Exhibit A is appended prior to a change in GCOR's ownership or control in which more than fifty (50) percent of GCOR's outstanding shares of common stock are acquired in one or more transaction(s) by an unaffiliated third party, until the expiration of a 18-month period commencing on the date of such termination of his employment, the Employee shall not engage in or compete directly or indirectly, as a principal, on his own account, or as a shareholder in, or be an employee of or consultant to, any corporation or other legal entity, including limited or general partnerships, or carry out any activities which are competitive with or would be inimical to the technology or business interests of GCOR. The Employee, further, shall not (during the period referred to in the first sentence of this paragraph A) extend credit or lend money for the purpose of establishing or operating any such business, nor furnish any information (including the information subject to the restriction in paragraph l above) or give advice, either directly or indirectly, to any such third party, corporation or business entity of any kind. The non-compete restrictions of this paragraph A shall apply, in the case of a large corporation conducting business in diverse business fields, only to employment or competition in that unit, division, subsidiary or other part of such corporation (or other legal entity) in competition with GCOR.

            If prior to a change in GCOR's ownership or control in which more than fifty (50) percent of GCOR's outstanding shares of common stock are acquired in one or more transaction(s) by an unaffiliated third party the Employee is involuntarily terminated without Cause or if he terminates his employment due to a Resignation for Good Reason, he will receive Termination Compensation as contemplated by his Employment Agreement unless he becomes employed by a competitor as described above or otherwise violates the terms of this agreement. At that time, all compensation from GCOR (as contemplated by the preceding sentence) ceases. If after a change in GCOR's ownership or control in which more than fifty (50) percent of GCOR's outstanding shares of common stock are acquired in one or more transaction(s) by an unaffiliated third party the Employee is involuntarily terminated without Cause or if he terminates his employment due to a Resignation for Good Reason, he will receive Enhanced Termination Compensation as contemplated by his Employment Agreement.

            B. It is recognized by GCOR and the Employee that his efforts, and those of his fellow employees are critically important to the overall profitability of GCOR. The future profitability of GCOR is also linked to the continuing services of the Employee and the covenant of the Employee not to compete with GCOR should he choose to leave the employ of GCOR.

            C. It is understood and agreed that the present and proposed business of GCOR is becoming increasingly competitive and that there is an ever increasing risk that competing companies may seek to hire the employees of GCOR who are critical to its continued success, not only because of the abilities of such employees, but also because of the proprietary knowledge acquired by such employees while at GCOR.

      3. Exception for Publicly-Traded Companies. The foregoing agreement not to compete shall not prohibit any Employee from owning stock as an investment, debentures, warrants or similar instruments in any company whose stock is traded on a national securities exchange or over-the-counter so long as such ownership interest is less than five percent (5%) of the outstanding and traded stock, debentures or warrants, as the case may be.

      4. Alternative Employment. The foregoing covenant and agreement is not intended to and shall not prevent the Employee from seeking or accepting alternative employment with other business entities, customers or suppliers of GCOR so long as the confidentiality, non-disclosure and non-compete covenants herein are honored by the Employee and such business entities, customers or suppliers.

      5. Equitable and Legal Remedies. The parties hereto agree that no remedy of law will be adequate to compensate GCOR for a violation of this Agreement; and the Employee hereby agrees that in addition to any legal or other rights that may be available in the event of a breach hereunder, GCOR may seek equitable relief to enforce this Agreement in any court of competent jurisdiction. Any actions or proceedings brought regarding this Agreement shall be venued in _______________ or in the _______________.

      6.    Miscellaneous.

            A. This Agreement and all rights and obligations hereunder shall be governed and construed in accordance with the laws of the State of
__________.

            B. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successor and assigns.

            C. This Agreement shall not be modified, amended, assigned, canceled or superseded except in writing signed by GCOR and the Employee.

            D. This Agreement contains the entire agreement between the parties relating to the subject matter hereof and supersedes and cancels all prior or collateral agreements, proposals and understandings, whether written or oral, relating to the subject matter hereof.

            E. No failure on the part of GCOR or of the Employee to exercise, and no delay in exercising any right or remedy hereunder shall operate as a waiver thereof or of any other right or remedy; nor shall any single or partial exercise thereof preclude any other or further exercise thereof or of any right or remedy.

            F. If any provision of this Agreement shall be prohibited by or be invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

            G. All notices, requests and demands shall be in writing by certified mail, return receipt requested, addressed to the respective parties hereto at their respective addresses first hereinabove set forth or to such other address as either party shall designate in a written notice similarly given to the other party.

            H. The masculine pronoun, wherever used herein, shall be construed to include the feminine and the neuter, where appropriate. The singular form, wherever used herein, shall be construed to include the plural, where appropriate.

            I. This Agreement may be executed in two counterparts, each of which shall be deemed an original and constitute one and the same agreement.

      IN WITNESS WHEREOF, the parties have executed this Agreement on the date last written below.

                               GENENCOR INTERNATIONAL, INC.

                               By: __________________________
                                     Jean-Jacques Bienaime
                                     Chairman and CEO

                               By: __________________________
                                      __________, Employee

                               Date: ________________________

                                    EXHIBIT B

                    INVENTION DISCLOSURE/ASSIGNMENT AGREEMENT

      It is my understanding that Genencor International, Inc., (hereinafter called "GCOR") is engaged in the business of industrial biotechnology, including research, development and manufacturing. I also understand that, as is generally customary, GCOR requires its employees to assign to it all right, title and interest in and to all inventions, discoveries, improvements and copyrightable subject matter (hereinafter separate or collectively called "rights") in the field of employment of its various employees and that it is essential for the full protection of the business of GCOR that employees shall not disclose classified or confidential or proprietary GCOR information regarding such business, with which information they have or may become acquainted during the period of their employment.

      Therefore, in consideration of my employment or continued employment by GCOR during such time as I may be employed by GCOR, and of the wages or salary and other benefits to be received by me in respect to such employment, it is understood and agreed as follows:

      I hereby do and will sell, assign and transfer to GCOR all of my right, title and interest in and to all said rights which, during, or within two years after the termination of, my employment by GCOR, have been or may be made or conceived by me, alone or with others, and within or arising out of any field of employment in which I have worked or shall work for GCOR or arising out of any information regarding the business of GCOR which has been or may be received by me while in GCOR's employment.

      I will fully disclose to GCOR as promptly as available all information known or possessed by me concerning the rights mentioned in the preceding paragraph; and, upon request of GCOR and without further remuneration to me by GCOR, but at the expense of GCOR, I will execute all applications for patents and for copyright registration, assignments thereof and other instruments, and do all things which GCOR may deem necessary to vest and maintain in it my entire right, title and interest in and to all such rights.

      This agreement replaces all previous agreements relating to the same or similar matters which I may have entered into with GCOR with respect to my present and future period of employment by GCOR. It shall inure to the benefit of the successors and assigns of GCOR, and shall be binding upon my heirs, assigns, administrators and representatives. No oral agreement, statement or representation shall alter the provisions of this agreement.

Date: ___________________, 20___

_________________________________
   (Signature of Employee)

_________________________________
             (Address)

                                                     [TO BE SIGNED ONLY IF LATER
                                                     REQUESTED TO DO SO PURSUANT
                                                    TO PAR. 6 OF THE AGREEMENT.]

                                    EXHIBIT C

                        FORM OF CONFIDENTIALITY AGREEMENT

      Confidentiality Agreement between Genencor International, Inc., a corporation incorporated and existing under the laws of Delaware and having a principal office in _______________ (hereinafter referred to as "GCOR") and _______________ (hereinafter referred to as "Employee").

      WHEREAS the Employee desires to obtain or elicit confidential testimony or documents from GCOR for the purpose of litigation or arbitration between or among Employee and GCOR who desires to maintain the confidentiality of said testimony or documents.

      THEREFORE, in consideration of the foregoing and of the mutual promises hereinafter set forth, and of other good and valuable considerations the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

      1. All testimony or documents generated, produced, referred to, or elicited in the course of the litigation or arbitration may, as appropriate, be designated by either GCOR or the Employee to be confidential ("Confidential Material"). The party producing a document may designate it as Confidential Material by marking it with the notation "CONFIDENTIAL." The party may designate testimony as Confidential Information at the time of the deposition or testimony of a representative of a party. Testimony so designated shall be transcribed separately from the rest of the deposition. Alternatively, a party may designate testimony as Confidential Information by written advice to all parties of the pages and lines of the transcript so designated, within thirty (30) days of the receipt by counsel of such transcript, in which event the portion designated confidential shall be removed from the transcript and transcribed separately. During said thirty (30) day period, all testimony shall be deemed and treated as Confidential Information unless otherwise instructed by designating counsel or the court or arbitration panel.

      2. Confidential Material and any information derived therefrom which tends to reveal the contents of Confidential Material may be inspected or used only for the purposes of this action and only by: (a) the attorneys for the parties and persons regularly employed by them; (b)
the parties; (c) any person employed to assist the aforementioned persons in connection with the preparation and trial or arbitration of this action and any appellate or judicial review; and (d) the respective court or arbitration panel before which this action is pending, court or arbitration employees, court reporters, stenographic reporters and members of the jury or arbitration panel. No other person shall have access to Confidential Material or be informed of the contents thereof. If appellate or judicial review is pursued, Confidential Material may be included in the record under appeal or review, but is, if at all possible, to be "sealed," marked CONFIDENTIAL, and not made available for public review.

      3. Confidential Material in the form of testimony or documents, including any copies thereof, shall be returned to the party who produced or generated them either within 30 days following the completion of the trial or arbitration, or, if appellate or judicial review is pursued, within 30 days following entry of a final order dispositive of the matter and the time for any further appeal has expired or the order is otherwise unappealable.

Dated:  _____________________

                                             GENENCOR INTERNATIONAL, INC.

                                             By:_____________________________

                                             Name:___________________________

                                             Title:__________________________

_______________________